Exhibit 10.3

RETIREMENT AGREEMENT

This Retirement Agreement (the “Retirement Agreement”) is entered into as of August 31, 2020, by and between Harold H. Shlevin, Ph.D. ( “Executive”), an individual residing in the State of Florida, and Galectin Therapeutics, Inc. (the “Company”), a Nevada corporation, effective on the date of Executive’s signature below (the “Effective Date”).

WHEREAS, Executive has been employed by the Company pursuant to an Amended and Restated Employment Agreement dated December 11, 2014, as amended by First Amendment to Employment Agreement dated June 8, 2018 (the “Employment Agreement”);

WHEREAS, pursuant to the Employment Agreement Executive has served as the Company’s President and Chief Executive Officer;

WHEREAS, Executive has advised the Company of his wish to retire from full time work on behalf of the Company;

WHEREAS, the Company has identified a successor Chief Executive Officer whose employment agreement is being executed contemporaneously herewith and whose employment will commence not later than the Effective Date (as hereinafter defined).

WHEREAS, the Executive has agreed to remain a member of the Board of Directors of the Company and has agreed to provide certain services to the Company, as an independent contractor, pursuant to a separate Consulting Agreement (the “Consulting Agreement”); and

WHEREAS, Executive and the Company wish to memorialize in writing the terms upon which the employment relationship is ending;

THEREFORE, in consideration of the mutual promises herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Executive and the Company agree as follows:

1.    Date of Separation. Executive’s employment with the Company shall end as September 2, 2020 the (“Separation Date”).

2.    Compensation and Benefits.

(a)    Base Compensation. Executive shall continue to receive Executive’s current base salary through the Separation Date, in accordance with the Company’s normal payroll practices. On the Separation Date, the Company will pay, as W-2 income to Executive the sum of $3,787.88 which constitutes all salary and wages earned by Executive through the Separation Date.

(b)    Bonus. Except as provided in Section 2(c) below, in lieu of any other bonus to which he may be entitled under the Employment Agreement or any policy of the Company or that may otherwise have accrued or be earned in connection with his employment or his retirement, within thirty (30) days of the date of this Retirement Agreement Company shall pay Executive, as W-2 income, the sum of $210,000, less normal payroll deductions.

(c)    Partnership Bonus. If during the term of the Consulting Agreement or any renewal thereof, employees of the Company earn a “pharma deal achievement bonus” as established by the Board of Directors of the Company on May 22, 2018, then Executive shall also be entitled to receive a “pharma deal achievement bonus”, and for such purposes the Executive’s bonus shall computed by reference to the consulting fees paid by the Company to the Executive in the twelve (12) calendar months immediately preceding the date that employees of the Company earned the pharma deal achievement bonus, rather than by reference to base salary.

(d)    Vacation. Within 30 days after the Separation Date, the Company will pay, as W-2 income to Executive, the sum of $41,345.36 which constitutes payment in full for all unused vacation time accrued and, if applicable, unused and accrued personal time off to the Effective Date. The payment of the vacation pay will have normal payroll deductions

(e)    Stock Option Vesting. Executive was granted stock options in January 2019 and in January 2020, each grant vesting over a two year period. The stock options will continue to vest as scheduled so long as Executive remains either a consultant to the Company or a member of the Board of Directors of the Company. The stock option grants provide that the options must be exercised within ninety days after the service of the Executive to the Company has ended. For such purposes, the service of the Executive to the Company will not end so long as he is either a consultant to the Company or a member of the Board of Directors of the Company.

(f)    Employee Benefits.

(i)    Group Health Insurance Coverage. Executive’s group health insurance shall continue through the Separation Date. Thereafter, Executive may elect to continue group health insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and in accordance with the group health insurance plan, and the Company will reimburse Executive for all premiums during the term of the Consulting Agreement as provided in the Consulting Agreement. Additional information about continuation coverage under COBRA will be provided to Executive separately. A portion of the cost of Executive’s health insurance will be paid to Executive under the Consulting Agreement, as more specifically provided therein.

(ii)    Qualified Retirement Plan. Executive shall be eligible for distribution of any vested account balance under any qualified retirement plan (such as a 401(k) plan) sponsored by the Company, pursuant to the terms and conditions of such plan documents.

(iii)    Life and Disability Insurance. The Company shall cooperate in assigning any individual life and disability insurance policies held on Executive so long as Executive assumes liability for paying all premiums thereon at and after the Separation Date.

(iv)    Other benefits. Except as otherwise expressly stated herein or as otherwise required by law, as of the Separation Date, Executive shall cease to participate in all employee benefits, plans, policies and practices provided by the Company.

3.    Cessation of Authority and Continuing Duties.

(a)    Cessation of Authority. As of the Separation Date, Executive resigns as a corporate officer of the Company and of all affiliates of the Company; provided however that under the terms of the Consulting Agreement, Executive will remain as a manager of Galectin Sciences for a period to be mutually agreed. Following the Separation Date, Executive’s consulting services for the Company shall be governed by the Consulting Agreement. Executive’s service as a member of the board of directors shall be subject to the bylaws of the Company following the Separation Date, Executive will receive the same cash and equity benefits that are awarded to non-employee directors based on the policies established by the Company from time to time. At the current time this consists of cash payments for board service commencing on the Separation Date and annual stock option grants at or about the time of the 2020 annual meeting of stockholders.

(b)    Transition. Executive shall assist and support the Company’s efforts to effectuate a smooth transition of Executive’s role from an employed CEO to a consultant. Such transitional efforts shall include (i) cooperating with internal and external communications regarding the transition, and (ii) cooperating with any consulting or advisory teams designated or engaged by the Company to assist with communications with shareholders, the public market and potential acquiring or partnering companies.

(c)    Cooperation. As further consideration for the covenants set forth herein, Executive hereby agrees to cooperate in a commercially reasonable manner with any lawyer, law firm, or consultant that the Company designates with respect to any litigation, deposition, hearing, arbitration, or other proceeding (including, but not limited to, any general liability-related lawsuits, employment-related lawsuits or claims concerning which Executive has knowledge or audits, investigations, lawsuits, complaints or proceedings by government entities of state or federal law compliance) where the legal or financial interests of the Company or any of its affiliates are at issue (such assistance to be provided upon reasonable advance notice and at reasonable times and places). Executive further covenants that Executive will contact the Company promptly in the event that Executive is served with or notified of any subpoena, notice or other instruction directing Executive to appear in any legal proceeding involving the Company or any of its affiliates. If any cooperation duties under this paragraph are requested by the Company, the Company shall pay Executive at the rate of $400 per hour for any time spent in compliance with the obligations in this paragraph. If during such cooperation Executive reasonably determines that his legal interests are sufficiently different from the Company such that he should obtain separate legal representation, then Executive shall be entitled to hire a personal attorney and will be reimbursed for the reasonable legal expenses so incurred up to $10,000. The Company shall reimburse Executive for reasonable travel expenses and other reasonable out-of-pocket expenses associated with Executive’s compliance with the obligations in this paragraph. Notwithstanding the foregoing, Executive will be excused from any travel requirements during the COID-19 pandemic as Executive is in an at-risk group.

(d)    Return of Property. During the time that Executive is continuing to perform consulting services to the Company pursuant to the Consulting Agreement, Executive may continue to utilize his existing computer equipment, documents and other property belonging to the Company in carrying out his consulting services for the Company. At the conclusion of his consulting services, Executive shall return to the Company all property belonging to the Company at the Company’s expense, including but not limited to computer equipment, documents, and data files, retaining no copies.

4.    Restrictive Covenants. The covenants and obligations contained in Sections 9 through 12 of the Employment Agreement shall remain in full force and effect according to their terms.

5.    Representations. The parties acknowledge and agree as follows:

(a)    The Executive Parties have not filed any litigation or other proceeding against the Company Parties; no person or entity other than Executive has or has had any interest in the matters released herein; Executive has the sole right, capacity, and exclusive authority to execute this Retirement Agreement; and Executive has not sold, assigned, transferred, conveyed or otherwise disposed of any of the claims, demands, obligations, or causes of action released herein.

(b)    By entering into this Retirement Agreement, Executive does not waive rights or claims that may arise before or after the date this Retirement Agreement is executed.

(c)    Executive has consulted an attorney prior to entering into this Retirement Agreement.

(d)    The parties have been given a reasonable period of time within which to consider the terms of this Retirement Agreement.

6.    No Other Representations. The parties represent and acknowledge that in executing this Retirement Agreement they do not rely, and have not relied, upon any representation or statement not set forth herein made by any party or other person or entity (including the parties’ respective agents, representatives, or attorneys) with regard to the subject matter, basis, or effect of this Retirement Agreement or otherwise.

7.    No Admission of Liability. This Retirement Agreement shall not be construed as an admission of liability by the Company or an admission that the Company has acted in any way wrongfully towards Executive. This Retirement Agreement shall not be construed as an admission of liability by Executive or an admission that Executive has acted in any way wrongfully towards the Company. The parties specifically deny and disclaim any such liability or wrongful conduct.

8.    Knowledgeable Decision. The parties represent and warrant that they have read all the terms of this Retirement Agreement. The parties are voluntarily signing and delivering this Retirement Agreement of their own free will in exchange for the parties’ mutual agreement to execute this Retirement Agreement and the Consulting Agreement, which the parties acknowledge and agree are adequate and satisfactory.

9.    Severability. In the event any portion or clause of this Retirement Agreement is deemed invalid or unenforceable in a court of law, the remainder of the Agreement shall be severed from the invalid or unenforceable portion.

10.    Entire Agreement. This Retirement Agreement expresses the entire agreement of the parties with respect to its subject matter. Any prior agreement (whether written or oral) between the parties with respect to the subject matter of this Retirement Agreement is null and void. This Retirement Agreement may only be modified in a writing signed by both parties.

11.    Assignment. This Retirement Agreement shall accrue to the benefit of the Company and its successors and assigns, and shall be freely assignable to any entity with which the Company may merge or otherwise combine, or to which the Company may transfer substantial assets. This Retirement Agreement is personal to the Executive and may not be assigned by Executive.

12.    Notices. Any notices or other communications provided for hereunder may be made by hand, by certified or registered mail, postage prepaid, return receipt requested, or by nationally recognized express courier services provided that the same are addressed to the party required to be notified. If the notice is to the Company, it shall be addressed to the Company’s Chief Executive Officer or Chief Financial Officer at the Company’s headquarters. If the notice is to Executive it shall be addressed to Executive at his home address as set forth in the records of the Company. Notice shall be considered accomplished on the date delivered, three days after being mailed or one day after deposit with the express courier, as applicable. Notwithstanding the foregoing, in the event the parties adopt a course of dealing pursuant to which notices are provided electronically (e.g., using electronic mail), then such electronic notice shall be considered valid hereunder.    .

13.    Governing Law and Dispute Resolution. This Retirement Agreement shall be construed in accordance with, and governed by, the laws of the State of Georgia. Any disputes arising out of or relating to this Retirement Agreement or the Employment Agreement shall be resolved by means of binding arbitration conducted through the American Arbitration Association (unless an alternative arbitration forum is agreed upon by the Company and Executive at the time of such dispute). The arbitration proceeding shall be conducted by a single arbitrator and shall be held in Atlanta, Georgia. The Company agrees to reimburse Executive for all reasonable travel, lodging and meal expenses incurred to attend the arbitration. The award of the arbitrator shall be final and shall be enforceable by any court of competent jurisdiction.

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NOTICE: THIS RETIREMENT AGREEMENT CONTAINS A WAIVER OF LEGAL RIGHTS. YOU SHOULD READ IT CAREFULLY AND CONSIDER SEEKING THE ADVICE OF AN ATTORNEY (AT YOUR OWN EXPENSE) BEFORE SIGNING IT.

IN WITNESS WHEREOF, the parties have executed this Retirement Agreement, which shall be deemed effective as of the Effective Date.

Galectin Therapeutics Inc.

By:	/s/ Kevin D. Freeman

Printed Name:	Kevin D. Freeman

Title:	Vice Chairman and Authorized Signatory

/s/ Harold H. Shlevin, Ph.D.
Harold H. Shlevin, Ph.D.

August 31, 2020
Date of Signature